Exhibit 99.1

NEWS MEDIA CONTACT:

Sears Holdings Public Relations

(847) 286-8371

FOR IMMEDIATE RELEASE:

August 16, 2012

SEARS HOLDINGS REPORTS SECOND QUARTER 2012 RESULTS

HOFFMAN ESTATES, Ill. – Sears Holdings Corporation (“Holdings,” “we,” “us,” “our” or the “Company”) (NASDAQ: SHLD) today reported its second quarter 2012 results. In summary, we reported:

•

Adjusted EBITDA increased $95 million for the quarter to $153 million in 2012 versus $58 million in 2011. Domestic EBITDA increased $114 million ($144 million in 2012 versus $30 million in 2011). Sears Canada’s EBITDA declined $19 million ($9 million in 2012 versus $28 million in 2011);

•	For the quarter, margin rate increased 100 basis points and selling and administrative expenses declined;

•

Net loss from continuing operations attributable to Holdings’ shareholders for the second quarter of $132 million ($1.25 loss per diluted share) and $152 million ($1.42 loss per diluted share), in 2012 and 2011, respectively. The second quarter included an effective tax benefit rate of 39.3% in 2011 versus a benefit rate of 15.8% in 2012;

•	Adjusted loss per diluted share from continuing operations for the second quarter of $0.86 in 2012 and $1.18 in 2011;

•	Sears Domestic’s comparable store sales declined 2.9% in the second quarter of 2012, Kmart’s comparable store sales declined 4.7%, and Sears Canada’s comparable store sales declined 7.1%;

•	Continued discipline of our inventory with domestic inventory declining $512 million from the prior year balance;

•

Liquidity of $3.1 billion with cash balances of $738 million and nearly $2.4 billion of capacity on domestic and Canadian revolving credit facilities, as well as Sears Hometown and Outlet Store transaction on track to raise $446.5 million of gross proceeds; and

•	Partial spin-off of our interest in Sears Canada expected to close in the second half of 2012 with distribution to our shareholders.

Lou D’Ambrosio, Sears Holdings’ Chief Executive Officer and President, said, “We continue to make progress against the priorities we outlined in our fourth quarter earnings release and call. In particular, we have improved our profit position, as we reduced expenses and expanded margin rate through more effective promotional design. We have also successfully lowered inventory, reduced debt from year end, and enhanced our liquidity. In addition, the Sears Hometown transaction remains on track to close in the third quarter. While we drive operational discipline, we are also investing in our customer experience, particularly through our ShopYourWay membership program and Integrated Retail. Our focus is on providing clear benefits to our members and customers, and delivering an excellent and seamless experience across the store, online, mobile and in the home.”

Second Quarter Revenues and Comparable Store Sales

Revenues decreased $671 million to $9.5 billion for the quarter ended July 28, 2012. The decline in revenue was primarily due to lower domestic comparable store sales for the quarter and the effect of having fewer Kmart and Sears Full-line stores in operation. Sears Canada’s comparable store sales also decreased and included a decline of $55 million due to changes in foreign currency exchange rates.

Domestic comparable store sales declined 3.7%, comprised of declines of 2.9% at Sears Domestic and 4.7% at Kmart, and were driven by four primary factors. The largest impact was in consumer electronics, which continues to be negatively impacted by price compression. Lawn and garden also declined due to drought conditions experienced throughout the country. Part of the decline was due to lower clearance sales activity primarily in the apparel categories due to improved inventory positions in seasonal merchandise. Lastly, pharmacy sales declined due to a conversion of brand name drugs to equivalent generic drugs. The aforementioned items accounted for over half of the decline at Kmart and adjusted for these items, Sears Domestic comparable store sales were up over the prior year. Sears Canada’s comparable store sales decreased 7.1% for the quarter primarily due to sales decreases in women’s apparel, tools and lawn and garden, home décor and men’s apparel partially offset by improved performance in home appliances and mattresses.

Operating Loss

Operating loss was $103 million and $191 million for the quarters ended July 28, 2012 and July 30, 2011, respectively. The improvement in operating loss of $88 million was due to the reduction in selling and administrative expenses and an improvement in gross margin rate, which was partially offset by a decline in gross margin dollars driven by lower overall sales.

For the quarter, our gross margin decreased $70 million to $2.5 billion in 2012. The decrease was primarily driven by declines at Sears Canada. Sears Canada’s gross margin decreased due to the decline in overall sales, as well as margin rate and included a decrease of $16 million related to the impact of foreign currency exchange rates. Gross margin at Kmart declined despite an increase in margin rate. Sears Domestic’s gross margin improved as margin rate increases more than offset the decline in overall sales. Gross margin for 2011 included charges of $22 million related to store closures.

Sears Canada’s gross margin rate declined 180 basis points for the second quarter as a result of rate declines in electronics, jewelry, accessories and luggage, fitness and recreation. Kmart and Sears Domestic’s gross margin rates improved 60 basis points and 210 basis points, respectively, during the second quarter mainly due to lower clearance activity in the apparel business. Kmart and Sears also benefited from improved margins in the toys and home appliance categories, respectively.

Domestic selling and administrative expenses decreased $123 million in the second quarter of 2012 compared to the second quarter of 2011 predominately due to decreases in payroll and advertising expenses, which were partially offset by higher pension expense. Selling and administrative expenses included expenses related to domestic pension plans, store closings and severance of $59 million and $36 million for 2012 and 2011, respectively. Selling and administrative expenses at Sears Canada for the quarter decreased $41 million compared to the prior year quarter, and included a decrease of $15 million related to the impact of foreign currency exchange rates. On a Canadian dollar basis, selling and administrative expenses decreased by $26 million, primarily driven by decreases in advertising and payroll expenses.

Operating loss for both the second quarter of 2012 and 2011 included expenses related to domestic pension plans, store closings and severance which aggregated to $66 million. Operating loss for the second quarter of 2011 also included a gain on the sales of assets of $21 million. See the attached schedule, “Adjusted Earnings per Share,” for a reconciliation from GAAP to as adjusted amounts, including adjusted earnings per diluted share from continuing operations.

Our effective tax benefit rate was 15.8% and 39.3% for the second quarter of 2012 and 2011, respectively. The current year tax rate was impacted by the establishment of a valuation allowance in 2011 against certain deferred income tax assets and the utilization of part of our net operating loss deferred tax asset in 2012.

Financial Position

Rob Schriesheim, Sears Holdings’ Chief Financial Officer, said, “We continued to improve our EBITDA performance and strengthen our liquidity position during the quarter. For the first half, our domestic adjusted EBITDA has increased $250 million over the prior year. We have outperformed our previously announced cost reduction targets by reducing domestic expenses by over $300 million, some of which flow through cost of goods sold. To date we have enhanced our liquidity by $1.2 billion and have progressed with our plans to unlock value in our portfolio of assets. We continue to make progress towards completing the Sears Hometown and Outlet Store transaction, which we expect will raise $446.5 million in gross proceeds, and the partial spin-off of our interest in Sears Canada to our shareholders. We expect to close the Sears Hometown and Outlet Store transaction in the third quarter of 2012 and complete the Sears Canada partial spin-off in the second half of 2012. In the first half of 2012, we focused on operational productivity and achieved improved margin rates and reduced expenses and intend to maintain this focus on financial discipline for the remainder of the year.”

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We had cash balances of $738 million at July 28, 2012 ($406 million domestic and $332 million at Sears Canada) as compared to $754 million at January 28, 2012. The decrease in cash during the first half of 2012 was primarily due to uses of cash for repayments of long-term debt of $231 million, contributions to our pension and post-retirement benefit plans of $164 million, capital expenditures of $161 million and other working capital needs, partially offset by cash generated from the sales of properties. On July 9, 2012, Sears Holdings Corporation disclosed that its minimum contribution to its domestic pension plan for fiscal 2013 is now estimated to be between $380 million and $430 million, down from $740 million, due to changes in federal legislation signed into law on July 6, 2012, which allows pension plan sponsors to use higher interest rate assumptions in valuing plan liabilities and determining funding obligations. This estimate and the actual timing and amount of required plan contributions are dependent upon many factors, including returns on invested assets, the level of certain market interest rates, the discount rate used to determine pension obligations, the regulations to be adopted that implement the legislation, and other regulatory actions. In addition, we may elect, in our discretion, to contribute more to our pension plan than the minimum amounts required under applicable law.

Merchandise inventories at July 28, 2012 were $8.7 billion, as compared to $9.3 billion at July 30, 2011. Domestic inventory decreased $512 million to $7.9 billion at July 28, 2012 driven by both improved productivity and store closures. Sears Domestic inventory decreased in all categories, with the most notable decreases in the electronics and footwear categories. Kmart inventory decreased in virtually all categories with the most notable decreases in consumer electronics and pharmacy and drug. Sears Canada’s inventory levels decreased $97 million to $775 million at July 28, 2012, primarily as a result of the continued improvement in inventory productivity achieved through both a reduction in inventory purchases and the disposition of excess inventory.

Total debt (consisting of short-term borrowings, long-term debt and capital lease obligations) was $3.3 billion at July 28, 2012, compared to $3.5 billion at January 28, 2012. Availability under our credit facilities was $2.1 billion ($1.6 billion domestic and $0.5 billion at Sears Canada).

Adjusted EBITDA

In addition to our net income (loss) determined in accordance with GAAP, for purposes of evaluating operating performance, we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) measurement.

Adjusted EBITDA is computed as net income (loss) attributable to Sears Holdings Corporation appearing on the statements of operations excluding income (loss) attributable to noncontrolling interest, income from discontinued operations, net of tax, income tax (expense) benefit, interest expense, interest and investment income, other income (loss), depreciation and amortization and gain on sales of assets. In addition, it is adjusted to exclude certain significant items as set forth below. Our management uses Adjusted EBITDA to evaluate the operating performance of our businesses, as well as executive compensation metrics, for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs;

•	Management considers gains/(losses) on the sale of assets to result from investing decisions rather than ongoing operations; and

•

Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects the comparability of results.

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Adjusted EBITDA was determined as follows:

	13 Weeks Ended		26 Weeks Ended
millions	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
Net income (loss) attributable to SHC per statement of operations	$(132)	$(146)	$57	$(316)
Income (loss) attributable to noncontrolling interest	(1)	2	4	(2)
Income from discontinued operations, net of tax	—	(6)	—	(1)
Income tax expense (benefit)	(25)	(97)	42	(173)
Interest expense	65	71	131	146
Interest and investment income	(9)	(12)	(21)	(25)
Other (income) loss	(1)	(3)	(1)	8

Operating income (loss)	(103)	(191)	212	(363)
Depreciation and amortization	212	220	414	431
Gain on sales of assets	(15)	(29)	(410)	(31)

Before excluded items	94	—	216	37
Domestic pension expense	41	18	82	37
Closed store reserve and severance	18	40	52	42

Adjusted EBITDA as defined	$153	$58	$350	$116

% to revenues	1.6%	0.6%	1.9%	0.6%

Adjusted EBITDA for our segments was as follows:

	13 Weeks Ended
	Adjusted EBITDA		% To Revenues
millions	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
Kmart	$33	$26	1.0%	0.7%
Sears Domestic	111	4	2.2%	0.1%
Sears Canada	9	28	0.9%	2.4%

Total Adjusted EBITDA	$153	$58	1.6%	0.6%

	26 Weeks Ended
	Adjusted EBITDA		% To Revenues
millions	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
Kmart	$134	$82	2.0%	1.2%
Sears Domestic	219	21	2.2%	0.2%
Sears Canada	(3)	13	(0.2)%	0.6%

Total Adjusted EBITDA	$350	$116	1.9%	0.6%

Forward-Looking Statements

Results are preliminary and unaudited. This press release contains forward-looking statements about our expectations for the second quarter of fiscal 2012. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: changes in our accounting and other assumptions with respect to the value of Sears Hometown and Outlet Stores, Inc. (“SHO”); the actual valuation of SHO by our shareholders and other third parties; the financial profile of Holdings after giving effect to the separation; the extent to which all shares of SHO are purchased through the exercise of rights to purchase shares

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of SHO, including the extent to which our largest shareholder actually exercises its rights to purchase shares of SHO; the extent to which we are able to complete the separation of SHO and the partial spin-off of our interest in Sears Canada on terms that are favorable to us, on the intended timetable or at all; our ability to offer merchandise and services that our customers want, including our proprietary brand products; our ability to successfully implement initiatives to improve inventory management and other capabilities; competitive conditions in the retail and related services industries; worldwide economic conditions and business uncertainty, including the availability of consumer and commercial credit, changes in consumer confidence and spending, the impact of rising fuel prices, and changes in vendor relationships, including the impact of increases in the cost of raw materials experienced by certain of our vendors; vendors’ lack of willingness to provide acceptable payment terms or otherwise restricting financing to purchase inventory or services; the impact of seasonal buying patterns, including seasonal fluctuations due to weather conditions, which are difficult to forecast with certainty; our dependence on sources outside the United States for significant amounts of our merchandise; our extensive reliance on computer systems to process transactions, summarize results and manage our business, which may be subject to disruptions or security breaches; our reliance on third parties to provide us with services in connection with the administration of certain aspects of our business; impairment charges for goodwill and intangible assets or fixed-asset impairment for long-lived assets; our ability to attract, motivate and retain key executives and other associates; our ability to protect or preserve the image of our brands; the outcome of pending and/or future legal proceedings, including product liability claims and proceedings with respect to which the parties have reached a preliminary settlement; and the timing and amount of required pension plan funding; and other risks, uncertainties and factors discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available.

About Sears Holdings Corporation

Sears Holdings Corporation is one of the largest broadline retailers with over 3,900 full-line and specialty retail stores in the United States and Canada. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, consumer electronics and automotive repair and maintenance. Sears Holdings is the 2011 ENERGY STAR® Retail Partner of the Year. Key proprietary brands include Kenmore, Craftsman and DieHard, and a broad apparel offering, including such well-known labels as Lands’ End, Jaclyn Smith and Joe Boxer, as well as the Apostrophe and Covington brands. It also has the Country Living collection, which is offered by Sears and Kmart. We are the nation’s largest provider of home services, with more than 15 million service calls made annually. Sears Holdings Corporation operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation. For more information, visit Sears Holdings’ website at www.searsholdings.com. Twitter: @searsholdings | |Facebook: http://www.facebook.com/SHCCareers

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Sears Holdings Corporation

Consolidated Statements of Operations

(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended		26 Weeks Ended
millions, except per share data	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011

REVENUES
Merchandise sales and services	$9,467	$10,138	$18,737	$19,678

COSTS AND EXPENSES
Cost of sales, buying and occupancy	6,936	7,537	13,639	14,533
Gross margin dollars	2,531	2,601	5,098	5,145
Gross margin rate	26.7%	25.7%	27.2%	26.1%
Selling and administrative	2,437	2,601	4,882	5,108
Selling and administrative expense as a percentage of total revenues	25.7%	25.7%	26.1%	26.0%
Depreciation and amortization	212	220	414	431
Gain on sales of assets	(15)	(29)	(410)	(31)

Total costs and expenses	9,570	10,329	18,525	20,041

Operating income (loss)	(103)	(191)	212	(363)
Interest expense	(65)	(71)	(131)	(146)
Interest and investment income	9	12	21	25
Other income (loss)	1	3	1	(8)

Income (loss) from continuing operations before income taxes	(158)	(247)	103	(492)
Income tax (expense) benefit	25	97	(42)	173

Income (loss) from continuing operations	(133)	(150)	61	(319)
Income from discontinued operations, net of tax	—	6	—	1

Net income (loss)	(133)	(144)	61	(318)
(Income) loss attributable to noncontrolling interest	1	(2)	(4)	2

NET INCOME (LOSS) ATTRIBUTABLE TO HOLDINGS’ SHAREHOLDERS	$(132)	$(146)	$57	$(316)

Amounts attributable to Holdings’ shareholders:
Income (loss) from continuing operations, net of tax	$(132)	$(152)	$57	$(317)
Income from discontinued operations, net of tax	—	6	—	1

Net income (loss)	$(132)	$(146)	$57	$(316)

NET INCOME (LOSS) PER COMMON SHARE:
Diluted:
Continuing operations	$(1.25)	$(1.42)	$0.54	$(2.96)
Discontinued operations	—	0.05	—	0.01

	$(1.25)	$(1.37)	$0.54	$(2.95)

Diluted weighted average common shares outstanding	105.9	106.8	106.1	107.3

Sears Holdings Corporation

Condensed Consolidated Balance Sheets

Amounts are Preliminary and Subject to Change

	(Unaudited)
millions	July 28, 2012	July 30, 2011	January 28, 2012
ASSETS
Current assets
Cash and cash equivalents	$730	$647	$747
Restricted cash	8	21	7
Accounts receivable	569	781	695
Merchandise inventories	8,653	9,262	8,407
Prepaid expenses and other current assets	385	412	388
Current assets of discontinued operations	—	204	—

Total current assets	10,345	11,327	10,244
Property and equipment, net	6,341	6,895	6,577
Goodwill	841	1,392	841
Trade names and other intangible assets	2,907	2,964	2,937
Other assets	749	903	782
Non-current assets of discontinued operations	—	410	—

TOTAL ASSETS	$21,183	$23,891	$21,381

LIABILITIES
Current liabilities
Short-term borrowings	$1,176	$927	$1,175
Current portion of long-term debt and capitalized lease obligations	154	287	230
Merchandise payables	3,088	3,270	2,912
Unearned revenues	962	963	964
Other taxes	535	494	523
Short-term deferred tax liabilities	515	139	516
Other current liabilities	2,742	2,756	2,892
Current liabilities of discontinued operations	—	116	—

Total current liabilities	9,172	8,952	9,212
Long-term debt and capitalized lease obligations	1,970	2,103	2,088
Pension and post-retirement benefits	2,582	2,044	2,738
Long-term deferred tax liabilities	839	—	816
Other long-term liabilities	2,124	2,246	2,186
Non-current liabilities of discontinued operations	—	396	—

Total Liabilities	16,687	15,741	17,040

Total Equity	4,496	8,150	4,341

TOTAL LIABILITIES AND EQUITY	$21,183	$23,891	$21,381

Total common shares outstanding	106.5	106.9	106.3

Sears Holdings Corporation

Segment Results

(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended July 28, 2012
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$3,374	$5,062	$1,031	$9,467

Cost of sales, buying and occupancy	2,586	3,611	739	6,936
Gross margin dollars	788	1,451	292	2,531
Gross margin rate	23.4%	28.7%	28.3%	26.7%
Selling and administrative	763	1,389	285	2,437
Selling and administrative expense as a percentage of total revenues	22.6%	27.4%	27.6%	25.7%
Depreciation and amortization	38	149	25	212
Gain on sales of assets	(9)	(5)	(1)	(15)

Total costs and expenses	3,378	5,144	1,048	9,570

Operating loss	$(4)	$(82)	$(17)	$(103)

Number of:
Kmart Stores	1,261	—	—	1,261
Full-Line Stores	—	814	122	936
Specialty Stores	—	1,282	369	1,651

Total Stores	1,261	2,096	491	3,848

	13 Weeks Ended July 30, 2011
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$3,624	$5,339	$1,175	$10,138

Cost of sales, buying and occupancy	2,799	3,917	821	7,537
Gross margin dollars	825	1,422	354	2,601
Gross margin rate	22.8%	26.6%	30.1%	25.7%
Selling and administrative	809	1,466	326	2,601
Selling and administrative expense as a percentage of total revenues	22.3%	27.5%	27.7%	25.7%
Depreciation and amortization	37	157	26	220
Gain on sales of assets	(5)	(24)	—	(29)

Total costs and expenses	3,640	5,516	1,173	10,329

Operating income (loss)	$(16)	$(177)	$2	$(191)

Number of:
Kmart Stores	1,304	—	—	1,304
Full-Line Stores	—	884	122	1,006
Specialty Stores	—	1,281	373	1,654

Total Stores	1,304	2,165	495	3,964

Sears Holdings Corporation

Segment Results

(Unaudited)

Amounts are Preliminary and Subject to Change

	26 Weeks Ended July 28, 2012
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$6,789	$10,000	$1,948	$18,737

Cost of sales, buying and occupancy	5,151	7,098	1,390	13,639
Gross margin dollars	1,638	2,902	558	5,098
Gross margin rate	24.1%	29.0%	28.6%	27.2%
Selling and administrative	1,515	2,804	563	4,882
Selling and administrative expense as a percentage of total revenues	22.3%	28.0%	28.9%	26.1%
Depreciation and amortization	71	292	51	414
Gain on sales of assets	(14)	(233)	(163)	(410)

Total costs and expenses	6,723	9,961	1,841	18,525

Operating income	$66	$39	$107	$212

Number of:
Kmart Stores	1,261	—	—	1,261
Full-Line Stores	—	814	122	936
Specialty Stores	—	1,282	369	1,651

Total Stores	1,261	2,096	491	3,848

	26 Weeks Ended July 30, 2011
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$7,103	$10,386	$2,189	$19,678

Cost of sales, buying and occupancy	5,433	7,553	1,547	14,533
Gross margin dollars	1,670	2,833	642	5,145
Gross margin rate	23.5%	27.3%	29.3%	26.1%
Selling and administrative	1,598	2,881	629	5,108
Selling and administrative expense as a percentage of total revenues	22.5%	27.7%	28.7%	26.0%
Depreciation and amortization	74	306	51	431
Gain on sales of assets	(7)	(24)	—	(31)

Total costs and expenses	7,098	10,716	2,227	20,041

Operating income (loss)	$5	$(330)	$(38)	$(363)

Number of:
Kmart Stores	1,304	—	—	1,304
Full-Line Stores	—	884	122	1,006
Specialty Stores	—	1,281	373	1,654

Total Stores	1,304	2,165	495	3,964

Sears Holdings Corporation

Adjusted EBITDA

Amounts are Preliminary and Subject to Change

	13 Weeks Ended
millions	July 28, 2012				July 30, 2011
	Kmart	Sears Domestic	Sears Canada	Sears Holdings	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Operating income (loss) per statement of operations	$(4)	$(82)	$(17)	$(103)	$(16)	$(177)	$2	$(191)
Depreciation and amortization	38	149	25	212	37	157	26	220
Gain on sales of assets	(9)	(5)	(1)	(15)	(5)	(24)	—	(29)

Before excluded items	25	62	7	94	16	(44)	28	—
Closed store reserve and severance	8	8	2	18	10	30	—	40
Domestic pension expense	—	41	—	41	—	18	—	18

Adjusted EBITDA as defined	$33	$111	$9	$153	$26	$4	$28	$58

% to revenues	1.0%	2.2%	0.9%	1.6%	0.7%	0.1%	2.4%	0.6%

	26 Weeks Ended
millions	July 28, 2012				July 30, 2011
	Kmart	Sears Domestic	Sears Canada	Sears Holdings	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Operating income (loss) per statement of operations	$66	$39	$107	$212	$5	$(330)	$(38)	$(363)
Depreciation and amortization	71	292	51	414	74	306	51	431
Gain on sales of assets	(14)	(233)	(163)	(410)	(7)	(24)	—	(31)

Before excluded items	123	98	(5)	216	72	(48)	13	37
Closed store reserve and severance	11	39	2	52	10	32	—	42
Domestic pension expense	—	82	—	82	—	37	—	37

Adjusted EBITDA as defined	$134	$219	$(3)	$350	$82	$21	$13	$116

% to revenues	2.0%	2.2%	-0.2%	1.9%	1.2%	0.2%	0.6%	0.6%

Sears Holdings Corporation

Adjusted Earnings per Share

Amounts are Preliminary and Subject to Change

	13 Weeks Ended July 28, 2012
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve and Severance	Mark-to- Market Gains	As Adjusted
Selling and administrative impact	$2,437	$(41)	$(18)	$—	$2,378
Depreciation and amortization impact	212	—	(7)	—	205
Operating loss impact	(103)	41	25	—	(37)
Other income impact	1	—	—	(1)	—
Income tax benefit impact	25	(15)	(9)	—	1
After tax and noncontrolling interest impact	(132)	26	16	(1)	(91)
Diluted loss per share impact	$(1.25)	$0.25	$0.15	$(0.01)	$(0.86)

	13 Weeks Ended July 30, 2011
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve and Severance	Gain on Sales of Assets	Mark-to- Market Gains	Discontinued Operations	As Adjusted
Cost of sales, buying and occupancy impact	$7,537	$—	$(22)	$—	$—	$—	$7,515
Selling and administrative impact	2,601	(18)	(18)	—	—	—	2,565
Depreciation and amortization impact	220	—	(8)	—	—	—	212
Gain on sales of assets impact	(29)	—	—	21	—	—	(8)
Operating loss impact	(191)	18	48	(21)	—	—	(146)
Other income impact	3	—	—	—	(2)	—	1
Income tax benefit impact	97	(7)	(19)	8	1	—	80
Income from discontinued operations, net of tax, impact	6	—	—	—	—	(6)	—
After tax and noncontrolling interest impact	(146)	11	29	(13)	(1)	(6)	(126)
Diluted loss per share impact	$(1.37)	$0.10	$0.27	$(0.12)	$(0.01)	$(0.05)	$(1.18)

	26 Weeks Ended July 28, 2012
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve and Severance	Gain on Sales of Assets	Tax Matters	As Adjusted
Selling and administrative impact	$4,882	$(82)	$(52)	$—	$—	$4,748
Depreciation and amortization impact	414	—	(7)	—	—	407
Gain on sales of assets impact	(410)	—	—	386	—	(24)
Operating income impact	212	82	59	(386)	—	(33)
Income tax expense impact	(42)	(31)	(22)	145	(37)	13
Income attributable to noncontrolling interest impact	(4)	—	—	8	—	4
After tax and noncontrolling interest impact	57	51	37	(233)	(37)	(125)
Diluted earnings per share impact	$0.54	$0.48	$0.35	$(2.20)	$(0.35)	$(1.18)

	26 Weeks Ended July 30, 2011
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve and Severance	Gain on Sales of Assets	Mark-to- Market Losses	Discontinued Operations	As Adjusted
Cost of sales, buying and occupancy impact	$14,533	$—	$(23)	$—	$—	$—	$14,510
Selling and administrative impact	5,108	(37)	(19)	—	—	—	5,052
Depreciation and amortization impact	431	—	(8)				423
Gain on sales of assets impact	(31)	—	—	21	—		(10)
Operating loss impact	(363)	37	50	(21)	—	—	(297)
Other loss impact	(8)	—	—	—	10	—	2
Income tax benefit impact	173	(13)	(18)	7	(3)	—	146
Income from discontinued operations, net of tax, impact	1	—	—	—	—	(1)	—
Loss attributable to noncontrolling interest impact	2	—	—	—	(1)	—	1
After tax and noncontrolling interest impact	(316)	24	32	(14)	6	(1)	(269)
Diluted loss per share impact	$(2.95)	$0.22	$0.30	$(0.13)	$0.06	$(0.01)	$(2.51)